Exhibit 10.3

April 18, 2022

Charles (Chip) Blankenship

3100 Gilbert Station Road

Barboursville, VA  22923

Subject:   Job Offer

Dear Chip:

We are pleased to offer you the opportunity to join Woodward as Chairman, Chief Executive Officer and President, with an anticipated start date of May 9, 2022. This is an exempt position based in Fort Collins, CO reporting to John Cohn, Lead Independent Board Director, and the Woodward Board of Directors.

Details of the offer are as follows:

COMPENSATION

Base Pay

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Your base salary will be $42,307 bi-weekly or $1,100,000 annually. Pay periods are bi-weekly and in the form of direct deposit and subject to deductions for taxes and other withholdings as required by law or the policies of the Company.

Annual Incentive Compensation (STI)

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You will participate in the Woodward Variable Incentive Plan (WVIP). Your annual incentive pay target will be 115% of eligible wages (or $1,265,000). Any WVIP payout will be pro-rated for fiscal year 2022. The WVIP payouts can reach a maximum of 200% of target. WVIP payouts are subject to approval by the Compensation Committee of the Board of Directors and, when applicable, are typically paid out in November after the close of the fiscal year, which is September 30. Incentive target bonuses are set by Company objectives and financial performance. Please review the attached WVIP At a Glance document and related materials for further details.

Long Term Incentives (LTI)

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This position qualifies for Stock Options as part of our annual equity grant process. Your first annual stock option grant, with a delivered value of approximately $4,338,000, will be awarded at the beginning of our next fiscal year, October 1, 2022. The granting of future Stock Options is not a guarantee and is subject to Board of Directors approval.

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Beginning October 1, 2022, you will participate in the Woodward Cash LTI Program at a target of 50% of base salary. This is a cash incentive compensation plan for selected top executives of the Company. The plan consists of a three-year performance period, with a new performance period starting at the beginning of each fiscal year. To the extent that the designated goals are achieved or exceeded, some multiple of the target award will be paid at

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Woodward Inc. | Corporate Headquarters, 1081 Woodward Way, Fort Collins, CO 80524, USA
Mailing Address: P.O.Box 1519, Fort Collins, CO 80522-1519 | Tel. +1-970-498-5811 | www.woodward.com

Exhibit 10.3

the end of the performance period. The Cash LTI payouts can reach a maximum of 200% of target. Please review the enclosed Cash LTI At-a-Glance for further details.

Total Target Annual Compensation

•	$1,100,000 (Base) + $1,265,000 (STI) + $4,800,000 (LTI) =$7,165,000 (Total)

SPECIAL SIGN-ON INCENTIVE PROVISIONS

Cash Bonus

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The Company will pay you a sign-on bonus in the amount of $1,000,000. The sign-on bonus will be payable in your first regular paycheck in accordance with the Company's standard payroll practice and subject to applicable withholding taxes. Should you voluntarily resign from the Company within 2 years of your hire date, you will be responsible for reimbursing this amount to the Company.

RSUs

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You will also be given an interim grant of time-vested restricted stock units (RSUs) on your start date with a delivered value of $3,400,000. This grant will fully cliff vest three years following the grant date.

Stock Option Grant

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A sign-on stock option grant will be awarded on your start date with a targeted delivered value of approximately $2,200,000. The stock option grants awarded on your start date will be based on the most recent Black Scholes calculation and at an exercise price established at the closing price of the Company's common stock on Nasdaq on your first date of employment. The normal vesting schedule under our form Stock Option Agreement (25% annually) will apply for these grants.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

We will prepare for you our standard form Executive Severance and Change in Control Agreement for Company officers, which provides for severance benefits in the event of a qualifying termination, both in the event of a change in control (“CIC”) and outside of a CIC scenario.

BENEFITS

Woodward has an outstanding benefits package that distinguishes us in the labor market. Please review the enclosed Benefits Program Summary. Some benefits to highlight:

•	You and any eligible dependents will be able to fully participate in the WW Blue HPN (Colorado) (medical, dental and vision) programs after thirty days of continued employment.

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After thirty days of continued employment, you will become eligible for company-funded life insurance in the amount equal to the lesser of (a) $1,000,000, and (b) two times your base annual salary. Additional life insurance for yourself or your dependents may be purchased during the annual enrollment period, which is each October/November.

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Exhibit 10.3

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You may also elect to participate in our 401K plan upon employment. You can contribute between 0-50% of your bi-weekly pay, and Woodward will match 100% on contributions from 0-3% of your pay and 50% on contributions from 3-6% of your pay (maximum Company match of 4.5%). Any amounts contributed by the Company in excess of the applicable IRS limit will be provided in the form of a supplemental contribution to your account in the Company’s non-qualified deferred compensation plan (the Executive Benefit Plan). You will be 100% vested at the time of enrollment.

•	You will become a participant in the Woodward Stock Plan (the Company contributes 5% of eligible wages on your behalf) upon your date of hire and will be immediately vested.

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You will also be eligible to participate in the Executive Benefit Plan. This is a nonqualified deferred compensation plan that allows you, as part of a select group of Woodward executives, to save extra pre-tax compensation for your retirement. These savings are in addition to the amount you can save through the qualified Woodward Retirement Program, which includes the 401(k) deferrals and matching contributions and the Woodward Stock Plan. Please review the attached program description.

RELOCATION AND TRANSITION BENEFITS

We will authorize a comprehensive relocation program to assist you and your family in moving from your current home to the Fort Collins area. Please review the attached Woodward Relocation Policy Guidelines for a full description of the relocation benefits and program rules. The following highlights some of the benefits that will be provided to you:

•	Pre-move house hunting trip for you and your spouse
•	Moving of household goods
•	Final move expenses
•	Temporary housing in Fort Collins
•	Assistance in the sale of your home
•	Closing costs on your new home

Additionally, in order to accommodate a transition period for you and your family, Woodward, at its expense and for a period of up to 12 months, will provide for your commute between your current residence in Virginia and Fort Collins, Colorado.

At Woodward’s expense, you will be afforded the opportunity to live in a fully furnished condominium in downtown Fort Collins, should you choose, for a period of up to 12 months.

PERFORMANCE

Your performance will be reviewed annually by John Cohn and the Woodward Board of Directors which typically occurs in the first quarter of each fiscal year (October - December) with any pay adjustments effective the first pay period in January.

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Exhibit 10.3

CONTINGENCY

Our job offer is contingent upon:

•	The successful completion of a pre-employment drug screen
•	The position being in existence at the time of your established start date
•	No evidence of false or misleading information on your application or subsequent information you provide
•	The successful completion of a background check and Restricted Party Screening

This letter does not create an employment agreement with Woodward and contains the entirety of any offers with respect to your employment with the Company. It supersedes any and all other offers or agreements, either oral or in writing, with respect to the employment relationship. You and Woodward acknowledge and agree that no agreement, statement or promise (other than the terms of this offer) shall be valid or binding. The terms of employment, as set out in this letter, may not be modified or amended by oral agreement or course of conduct, but only by an agreement signed by both you and the Company.

Although we look forward to this being a long and mutually rewarding association, Colorado is an at-will state. Your employment will be at will. You may leave your employment at any time. Woodward may transfer, reassign, suspend or demote, or may terminate your employment, at any time, for any reason, with or without cause, and with or without notice.

We look forward to discussing the offer in more detail. Should any questions arise regarding this offer, feel free to contact me.

If you accept this job offer on the terms and conditions set forth in this letter, please sign below and return the original of this letter to Paul Benson either via Adobe Sign or email (paul.benson@woodward.com).

Chip, we are really looking forward to having you join Woodward. This is an exciting time to be with the company as we are positioned extremely well for profitable growth. We look forward to a long and productive relationship with you.

Sincerely,

_______________________

John Cohn, Lead Independent Board Director

Accepted:

____/s/ Charles Blankenship Jr.___________4/18/2022_____

Chip BlankenshipDate

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